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                                                                               1

                                                                     Exhibit 2.2

                               ARTICLES OF MERGER

     These Articles of Merger entered into this December 28, 1998 by and Ionosphere, Inc., a Nevada corporation (hereinafter called the "Nevada Company"), and Axonyx Inc., a Delaware corporation (hereinafter called the "Delaware Company"), the Nevada Company and the Delaware Company being hereinafter collectively referred to as the "Constituent Corporations."

     WHEREAS, the Delaware Company has an authorized capital stock consisting of 10,000,000 shares of Common Stock, par value $0.001 per share, of which 5,332,500 shares were duly issued and outstanding as of the date of this Agreement, 332,500 Common Stock purchase warrants and 75,000 nonstatutory stock purchase options are additionally duly issued and outstanding; and

     WHEREAS, the Nevada Company has an authorized capital stock consisting of 25,000,000 shares of Common Stock, par value $0.001 per share, of which 600,000 shares were duly issued and outstanding as of the Effective Date, and 5,000,000 shares of Preferred Stock, of which no shares were duly issued and outstanding; and

     WHEREAS, the respective Board of Directors of each of the Constituent Corporations deem it advisable and generally to the welfare and advantage of each, and of their respective shareholders, to merge the Constituent Corporations; and

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with the Delaware General Corporation Law and the Nevada General Corporation Act that The Nevada Company and The Delaware Company shall be, at the effective date of this Agreement, merged into a single corporation existing under the laws of the State of Nevada, to wit, The Nevada Company, one of the Constituent Corporations, which shall be the surviving corporation (such corporation in this capacity being hereinafter referred to as the "Surviving Corporation"), and the parties hereby agree as follows:

I. APPROVAL, CERTIFICATION, ACKNOWLEDGEMENT. On December 1, 1998, the directors of the Delaware Company and the directors of the Nevada Company unanimously adopted and approved these Articles of Merger by Written Consents to Action with the caveat that the information concerning Axonyx shares and warrants outstanding will be updated as of the date of this Agreement. These Articles of Merger were unanimously approved in their entirety by the stockholders of the Delaware Company on December 28, 1998 at a Special Meeting of Stockholders and were approved by a majority vote of the shareholders of the Nevada Company by Written Consent to Action dated December 4, 1998. The Secretary of each of the Constituent Corporations certifies the approval of the stockholders of each Constituent Corporation on the signature page of these Articles.


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                                                                               2

II. NAME, CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS, AUTHORIZED CAPITAL.

     2.1 NAME OF SURVIVING CORPORATION. The name of the corporation which shall survive the merger after the Effective Date (as defined in Article IV hereof) shall Ionosphere, Inc., a Nevada corporation. The Surviving Corporation will, as soon as practicable after the Effective Date, change its name to Axonyx Inc., a Nevada corporation.

     2.2 CERTIFICATE OF INCORPORATION. The Articles of Incorporation of the Nevada Company, as amended, shall from and after the Effective Date be the Articles of Incorporation of the Surviving Corporation until changed or amended as provided by law. Said Articles of Incorporation are hereby made a part of this Agreement with the same force and effect as if herein set forth in full, and said Articles of Incorporation may be separately certified as the Articles of Incorporation of the Surviving Corporation.

     2.3 BY-LAWS. The By-Laws of The Nevada Company as in effect on the Effective Date shall from and after the Effective Date be and continue to be the By-Laws of the Surviving Corporation until changed as therein provided.

     2.4 DIRECTORS. Concurrent with the consummation of the merger, the Nevada Company directors resigned after having appointed the current directors of the Delaware Company to the board of directors of the Nevada Company. Pursuant to this resignation and appointment, the names and addresses of the persons who are the initial directors of the Surviving Corporation and who shall hold office until their successors are elected in accordance with the By-Laws of the Surviving Corporation, are as follows:

     Albert D. Angel              4 Rocky Way, Llewellyn Park, West Orange,
    (Chairman)                    New Jersey 07052

     Marvin S. Hausman            4041 State Highway 14, House #1, Stevenson,
                                  Washington 98648

     Christopher Wetherhill       9 Church St., Hamilton HM 11, Bermuda

     Michael R. Espey             318 18th Ave. E., Seattle, Washington 98112

     Michael M. Strage            165 W. 88th St., New York, New York 10024


     2.5 OFFICERS. The names and addresses of the persons who are the initial officers of the Surviving Corporation elected at a Board Meeting concurrent with the consummation of the merger and shall hold office until their successors are elected or appointed in accordance with the By-Laws of the Surviving Corporation, are as follows:


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                                                                               3

         NAME                OFFICE                         ADDRESS
Marvin S. Hausman            President & CEO                same as above

Michael R. Espey             Vice President & Secretary     "   "

Michael M. Strage            Vice President & Treasurer     "   "

     2.6 AUTHORIZED CAPITALIZATION OF SURVIVING CORPORATION. The total number of shares of all classes of stock which the Surviving Corporation shall have authority to issue shall be thirty million (30,000,000) shares, comprised of twenty five million (25,000,000) shares of Common Stock, par value $0.001 per share (hereinafter called "Common Stock of the Surviving Corporation") and five million (5,000,000) shares of Preferred Stock; par value $0.001 per share.

III.  CONVERSION OF OUTSTANDING SECURITIES

     3.1 SECURITIES OF THE DELAWARE COMPANY. Each outstanding Share of Common Stock, $0.001 par value, of the Delaware Company, and any additional shares of such stock issued prior to the Effective Date, shall be converted into and exchanged for, and from and after the Effective Date shall represent, one (1) share of the common stock of the Surviving Corporation; and the holder thereof shall be entitled to precisely the same rights which it would enjoy if it held certificates issued by the Surviving Corporation. No fractional shares of Common Stock of the Surviving Corporation shall be issued. Upon the surrender of any such certificate or certificates to the Surviving Corporation, the transferee or other holder of the certificate or certificates surrendered shall receive in exchange therefor a certificate or certificates of the Surviving Corporation

     Each outstanding stock purchase warrant of the Delaware Company shall be exchanged for a stock purchase warrant of the Surviving Corporation, on the same terms and conditions as the stock purchase warrant of the Delaware Company. Upon the surrender of any such stock purchase warrant to the Surviving Corporation, the transferee shall receive in exchange therefor a warrant certificate of the Surviving Corporation.

         The outstanding nonstatutory stock purchase options of the Delaware Company shall, upon consummation of the merger, become outstanding nonstatutory stock purchase options of the Surviving Corporation.

IV. EFFECTIVE DATE. These Articles of Merger shall become effective immediately upon compliance with the laws of the states of Nevada and Delaware on December 30, 1998, the date of such effectiveness being hereinafter called the "Effective Date".

V. REGISTERED OFFICE; PURPOSES. The address of the Surviving Corporation's registered office in the State of Nevada will be 50 W. Liberty, Suite 880, Reno, Nevada

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                                                                               4
89501, and its registered agent at such address shall be the Nevada
Agency and Trust Company.

     The purpose of the Surviving Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Nevada General Corporation Act.

VII. VACANCIES. If, upon the Effective Date, a vacancy shall exist in the Board of Directors or in any of the offices of the Nevada Company as the same are specified above, such vacancy shall thereafter be filled in the manner provided by law and the Bylaws of the Nevada Company.

VIII. AGREEMENT AVAILABLE FOR PERUSAL, OR A COPY UPON STOCKHOLDER REQUEST. The executed Merger Agreement between the Constituent Corporations signed on December 23, 1998 and these executed Articles of Merger shall be on file at the Surviving Corporation's offices at 358 East 69th Street, New York, NY 10021. A copy of both the Merger Agreement and these Articles will be furnished on request and without cost to any stockholder of either Constituent Corporation.

IX. SERVICE OF PROCESS IN DELAWARE. The Surviving Corporation agrees that it may be served with process in Delaware in any proceeding for enforcement of any obligation of any of the Constituent Corporations arising from the merger, including any suit or other proceeding pursuant to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and shall irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit of other proceedings and a copy of such process may be mailed by the Secretary of State of Delaware to the Surviving Corporation at 4041 State Highway 14, P.O. Box 910, Stevenson, Washington 98648.

X. AMENDMENT. These Articles of Merger cannot be altered or amended, except pursuant to an instrument in writing signed by all of the parties hereto.


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                                                                               5

     IN WITNESS HEREOF, the parties hereto have caused these Articles of Merger to be executed by the President and Secretary of each of them pursuant to authority given by their respective Board of Directors.

        Axonyx Inc.                        Ionosphere, Inc.

Approved by the Board of Directors         Approved by the Board of Directors
on December 1, 1998 and by the             on December 1, 1998 and by the
stockholders at a meeting held on          and by a majority of its shareholders
December 28, 1998.                         on December 4, 1998.



By   /s/ Marvin S. Hausman, M.D.           By:  /s/ Raymond Kuh
  ----------------------------------          ----------------------------------
   Marvin Hausman, President & CEO                     Ray Kuh, President

Attest:                                         Attest:



By:  /s/ Michael R. Espey                  By:  /s/ Cindy Swank
  ---------------------------------          ----------------------------------
  Michael Espey, Secretary                   Cindy Swank, Secretary

STATE OF WASHINGTON           )
                              ) SS.
COUNTY OF SPOKANE             )

     The undersigned, a Notary Public, does hereby certify that on this 28th day of December, 1998, personally appeared before me, Raymond Kuh who being by me first duly sworn, declared that he is the President of Ionosphere. Inc., a Nevada corporation; and Cindy Swank, who being by me first duly sworn, declared that she is the Secretary of Ionosphere, Inc., a Nevada corporation; that they signed the foregoing document as President and Secretary of the corporation, and that the statements therein contained are true.

         IN WITNESS WHEREOF, I have set my hand and seal this 28th day of December, 1998.


                                          /s/ Brenda Lee Himelspock
                                          -----------------------------------
                                                  Notary Public
                                          Residing in:      SPOKANE
                                                      -----------------------
My Commission Expires:      5-25-2000
                      --------------------


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                            CERTIFICATE OF CORRECTION

                                       OF

                               ARTICLES OF MERGER

                   (Pursuant to Section 103(f) of the General
                    Corporation Law of the State of Delaware)

          I, the undersigned, being a Vice President and the Secretary of Ionosphere, Inc., do hereby certify that the Articles of Merger filed on December 30, 1998 contained an inaccurate record.

          The second paragraph in the preamble of the Articles provided as follows:

          WHEREAS, the Delaware Company has an authorized capital stock consisting of 10,000,000 shares of Common Stock, par value $0.001 per share, of which 5,332,500 shares were duly issued and outstanding as of the date of this Agreement, 332,500 Common Stock purchase warrants and 75,000 nonstatutory stock purchase options are additionally duly issued and outstanding; and

          The second paragraph in the preamble of the Articles should read as follows:

          WHEREAS, the Delaware Company has an authorized capital stock consisting of 10,000,000 shares of Common Stock, par value $0.001 per share, of which 5,510,000 shares were duly issued and outstanding as of the date of these Articles, 510,000 Common Stock purchase warrants and 75,000 nonstatutory stock purchase options are additionally duly issued and outstanding under the 1997 Axonyx Stock Option Plan; and

          I have duly executed this Certificate of Correction of Articles of Merger this 10th day of March, 1999.




         /S/ MICHAEL R. ESPEY
--------------------------------------------
Michael R. Espey, Vice President & Secretary
Ionosphere, Inc., a Nevada corporation